EXHIBIT 99.1

May 8, 2018
Centrus Reports First Quarter 2018 Results

•	Revenue of $35.7 million compared to $7.2 million for the first quarter 2017

•	DOE settlement on outstanding contract issue resulted in $9.5 million revenue recognition

•	Net loss of $25.0 million compared to net income of $7.6 million for the first quarter 2017 (after $33.6 million gain from early extinguishment of debt)

•	Diversified long-term supply through contract with Orano

•	Work begun on planned advanced nuclear fuel capability under contract with X-energy

•	Reaffirming annual outlook of $175-200 million in revenue and $100-125 million cash balance for year-end 2018

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported a net loss of $25.0 million or $2.97 per common share (basic and diluted) for the quarter ended March 31, 2018, compared to net income of $7.6 million or $0.73 per common share (basic) and $0.72 per common share (diluted) for the first quarter of 2017, which included a non-recurring gain on early extinguishment of debt of $33.6 million. While revenue for the nuclear fuel segment increased compared to the first quarter of last year, the Company still anticipates generating more than half of its annual revenue in the fourth quarter.
“We are focused on growing the company in a difficult market by expanding our core business, diversifying our business offerings, and mitigating risks,” said Daniel B. Poneman, president and chief executive officer. “We have made important progress over the last several months. The long-term supply contract with Orano that we announced last week supports our commitment to supply diversity and will support new sales opportunities through 2030. Our new contract with X-energy to develop the next generation of nuclear fuel reflects our support of advanced reactor technology. At the same time, we are beginning to see the benefits of our efforts to cut costs and reduce our debt. As the world's most diversified supplier of enriched uranium and an emerging provider of advanced engineering and manufacturing solutions, our team is working hard to support the contribution nuclear power makes to building a low-carbon future for all."
Revenue and Cost of Sales
Revenue for the first quarter of 2018 totaled $35.7 million, an increase of $28.5 million from the corresponding period in 2017. Revenue from the LEU Segment increased $20.5 million in the three months ended March 31, 2018, compared to the corresponding period in 2017, reflecting the variability in timing of utility customer orders. Revenue from the Contract Services Segment increased $8.0 million in the three months ended March 31, 2018, compared to the corresponding period in 2017, reflecting $9.5 million of revenue related to the January 2018 settlement with the United States government related to past work performed for the U.S. Department of Energy (DOE), partially offset by the reduced scope of contract work for American Centrifuge technology services in the current period.

Cost of sales for the first quarter of 2018 totaled $41.3 million, an increase of $31.2 million from the corresponding period in 2017. Cost of sales for the LEU Segment increased $32.1 million in the three months ended March 31, 2018, compared to the corresponding period in 2017, due to increases in sales volumes. Cost of sales for the Contract Services Segment declined $0.9 million in the three months ended March 31, 2018, compared to the corresponding period in 2017, due to the reduced scope of contract work.
Gross Loss
Centrus realized a gross loss of $5.6 million in the three months ended March 31, 2018, an increase of $2.7 million compared to the gross loss of $2.9 million in the corresponding period in 2017. The gross loss reflects a greater concentration of deliveries in the quarter under recent contracts that incorporate lower prices.
Advanced Technology License and Decommissioning Costs
Advanced technology license and decommissioning costs consist of American Centrifuge expenses that are outside of Centrus’ contracts with UT-Battelle, including ongoing costs for work at the Piketon, Ohio, demonstration facility. Costs were $7.7 million, an increase of $1.6 million, or 26 percent, in the three months ended March 31, 2018, compared to the corresponding period in 2017. In the current period, efforts at the Piketon facility were focused on U.S. Nuclear Regulatory Commission (NRC) license termination and DOE lease turnover activities and the related costs were charged to expense. In the prior period, efforts were primarily focused on decontamination and decommissioning (D&D) of the Piketon facility and the related costs were recorded as a reduction of the D&D liability. In addition, a greater allocation of Piketon facility costs were charged to the license and lease termination effort in the current period following the relocation of certain corporate functions from the Piketon facility. The Piketon D&D effort was largely completed in 2017, with remaining estimated D&D costs of $1.0 million.
SG&A and Special Charges
Selling, general and administrative (SG&A) expenses were $11.2 million for the first quarter 2018, a decline of $1.2 million, or 10 percent, compared to the corresponding period in 2017. Allocated overhead declined $0.7 million following the relocation of certain corporate functions from the Piketon facility. Consulting costs declined $0.4 million in the more recent three-month period.
In the three months ended March 31, 2018 and 2017, special charges included estimated employee termination benefits of $0.5 million and $0.8 million, respectively, net of non-cash settlements. In the three months ended March 31, 2018 and 2017, the Company incurred advisory costs of $0.1 million and $1.6 million, respectively, related to updating its information technology systems.
Cash Flow
Centrus ended the first quarter of 2018 with a consolidated cash balance of $153.3 million. The net reduction of $55.9 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the three months ended March 31, 2018. The operating loss of $26.3 million in the three months ended March 31, 2018, net of non-cash expenses, was a use of cash. Sources of cash included the net reduction in receivables from utility customers of $29.5 million.

Settlement with U.S. Government
On January 11, 2018, Centrus entered into a settlement agreement with the United States government regarding breach of contract claims relating to work performed by the Company under contracts with DOE and subcontracts with DOE contractors. DOE agreed to settle all claims raised as part of and subsequent to the litigation for a total of $24.0 million and provide a complete close out of all such contracts and subcontracts settled under the settlement agreement without any further audit or review of the Company’s costs or incurred cost submissions, except with respect to certain claims for pension and postretirement benefits. Prior to the settlement, the Company had a receivables balance related to the claims being settled of $14.5 million. In the three months ended March 31, 2018, the Company received $4.7 million from the United States government, applied approximately $19.3 million of advance payments received from the United States government in prior years against the receivables balance, and recorded additional revenue of $9.5 million in the Contract Services Segment.
2018 Outlook
Centrus anticipates SWU and uranium revenue in 2018 in a range of $150 million to $175 million, reflecting a decline in average sales prices compared to 2017 as more sales are made under contracts that reflect more recent market conditions. The Company anticipates total revenue in a range of $175 million to $200 million. Consistent with prior years, revenue continues to be most heavily weighted to the fourth quarter; Centrus expects more than one-half of its 2018 revenue to be generated in the fourth quarter. The Company expects to end 2018 with a cash and cash equivalents balance in a range of $100 million to $125 million. The anticipated decrease in cash and cash equivalents in 2018 is driven by the expected timing of purchases under supply agreements and an increase in required cash contributions to the Company’s postretirement benefit plans.
Centrus’ financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from its expectations could cause differences between the guidance and the ultimate results. Among the factors that could affect the results are:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•	Potential use of cash for strategic initiatives;

•	Actions taken by our customers, including actions that might affect our existing contracts, as a result of market and other conditions impacting our customers and the industry; and

•	Additional costs for decontamination and decommissioning of the Company’s facility in Ohio.

About Centrus Energy Corp.
Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources - helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.

With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks: related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “8% PIK Toggle Notes”) maturing in September 2019, our 8.25% notes (the “8.25% Notes”) maturing in February 2027 and our Series B Senior Preferred Stock, including the potential termination of the guarantee by United States Enrichment Corporation of the 8% PIK Toggle Notes; risks related to the use of our net operating losses (“NOLs”) and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American LLC (the “NYSE American”); risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX (the “Russian Supply Agreement”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements, including the Russian Supply Agreement; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to financial difficulties experienced by customers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential services to us; risks related to existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy and the United States Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC (“UT-Battelle”), the management and operating contractor for Oak Ridge National Laboratory (“ORNL”), for continued research and development of the American Centrifuge technology; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of portions of the American Centrifuge project, including risks that the schedule could be delayed and costs could be higher than expected; failures or security breaches of our information technology systems; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017.
Contacts:
Investors:     Don Hatcher (301) 564-3460
Media:     Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Revenue:
Separative work units	$17.7	$0.8
Uranium	3.6	—
Contract services	14.4	6.4
Total revenue	35.7	7.2
Cost of Sales:
Separative work units and uranium	34.8	2.7
Contract services	6.5	7.4
Total cost of sales	41.3	10.1
Gross loss	(5.6)	(2.9)
Advanced technology license and decommissioning costs	7.7	6.1
Selling, general and administrative	11.2	12.4
Amortization of intangible assets	1.3	1.2
Special charges for workforce reductions and advisory costs	0.6	2.4
Gains on sales of assets	(0.1)	(1.0)
Operating loss	(26.3)	(24.0)
Gain on early extinguishment of debt	—	(33.6)
Nonoperating components of net periodic benefit expense (income)	(1.6)	(0.4)
Interest expense	1.0	2.9
Investment income	(0.6)	(0.3)
Income (loss) before income taxes	(25.1)	7.4
Income tax benefit	(0.1)	(0.2)
Net income (loss)	(25.0)	7.6
Preferred stock dividends - undeclared and cumulative	2.0	1.0
Net income (loss) allocable to common stockholders	$(27.0)	$6.6

Net income (loss) per common share:
– Basic	$(2.97)	$0.73
– Diluted	$(2.97)	$0.72
Average number of common shares outstanding (in thousands):
– Basic	9,103	9,063
– Diluted	9,103	9,174

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$153.3	$208.8
Accounts receivable	15.0	60.2
Inventories	164.0	153.1
Deferred costs associated with deferred revenue	119.6	122.3
Other current assets	22.4	22.5
Total current assets	474.3	566.9
Property, plant and equipment, net of accumulated depreciation of $2.3 as of March 31, 2018 and $1.9 as of December 31, 2017	4.6	4.9
Deposits for financial assurance	19.8	19.7
Intangible assets, net	81.3	82.7
Other long-term assets	0.9	1.1
Total assets	$580.9	$675.3

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$57.2	$54.3
Payables under SWU purchase agreements	23.5	79.4
Inventories owed to customers and suppliers	93.8	77.9
Deferred revenue and advances from customers	170.2	191.8
Total current liabilities	344.7	403.4
Long-term debt	155.3	157.5
Postretirement health and life benefit obligations	153.1	154.2
Pension benefit liabilities	159.2	161.6
Other long-term liabilities	12.3	17.5
Total liabilities	824.6	894.2

Stockholders’ deficit
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $113.5 as of March 31, 2018 and $111.5 as of December 31, 2017	4.6	4.6
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 7,632,669 shares issued and outstanding as of March 31, 2018 and December 31, 2017	0.8	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 1,406,082 shares issued and outstanding as of March 31, 2018 and December 31, 2017	0.1	0.1
Excess of capital over par value	60.1	60.0
Accumulated deficit	(309.4)	(284.5)
Accumulated other comprehensive income, net of tax	0.1	0.1
Total stockholders’ deficit	(243.7)	(218.9)
Total liabilities and stockholders’ deficit	$580.9	$675.3

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2018	2017
Operating Activities
Net income (loss)	$(25.0)	$7.6
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	1.6	1.4
PIK interest on paid-in-kind toggle notes	0.4	0.8
Gain on early extinguishment of debt	—	(33.6)
Gain on sales of assets	(0.1)	(1.0)
Changes in operating assets and liabilities:
Accounts receivable	45.2	23.0
Inventories, net	5.0	(0.9)
Payables under SWU purchase agreements	(55.9)	(59.5)
Deferred revenue, net of deferred costs	(18.9)	—
Accounts payable and other liabilities	(5.4)	(9.4)
Other, net	0.8	(1.4)
Cash used in operating activities	(52.3)	(73.0)

Investing Activities
Capital expenditures	(0.1)	—
Proceeds from sales of assets	0.1	0.6
Cash provided by investing activities	—	0.6

Financing Activities
Payment of interest classified as debt	(3.0)	—
Repurchase of debt	—	(27.6)
Payment of securities transaction costs	—	(9.0)
Cash used in financing activities	(3.0)	(36.6)

Decrease in cash, cash equivalents and restricted cash	(55.3)	(109.0)
Cash, cash equivalents and restricted cash at beginning of period	244.8	296.7
Cash, cash equivalents and restricted cash at end of period	$189.5	$187.7

Supplemental cash flow information:
Interest paid in cash	$0.4	$0.4
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$0.9	$0.8
Exchange of debt for Series B preferred stock	$—	$4.6